EXHIBIT 10.44
                                                          -------------

                           PLAN SUPPORT AGREEMENT

     This Plan Support Agreement (the "Agreement"), is dated as of December 11, 1995, and is entered into by and among Cadiz Land Company, Inc. ("Cadiz") and the Official Committee of Creditors Holding Unsecured Claims in the jointly administered Chapter 11 cases of Sun World International, Inc. and Sun World, Inc., Case No. SB 94-23212 DN, U.S.B.C., C.D. Cal. (the "Committee" and, together with Cadiz, the "Parties").

     This Agreement is entered into in light of each of the following facts.

     A. Sun World has filed a plan of reorganization entitled the Second Amended Consolidated Plan of Reorganization Dated November
16, 1995 (the "Current Plan").

     B. The Current Plan provides for two alternative means of reorganizing Sun World: (i) a stand-alone reorganization which accords unsecured creditors and shareholders stock in reorganized Sun World ("Stand-alone Option"), or (ii) a reorganization in which a third party buys some or all of Sun World's assets and/or invests capital into Sun World in exchange for some or all of the equity in reorganized Sun World and unsecured creditors and existing shareholders receive a package of consideration which may include Cash, Cash equivalents or other property (as defined in the Current
Plan), including shares in reorganized Sun World and/or portions of the purchase price consideration ("Sale Option").

     C. The Current Plan provides that exercise of the Sale Option shall be mandatory if a Buyer (as defined in the Current Plan) agrees to contribute to Classes 8-10, at least $27 million in Cash, Cash equivalents or other property acceptable to the Committee.

     D. Sun World currently has the exclusive right to file a plan and to solicit acceptances thereto pursuant to 11 U. S . C. Section 1121 until January 19, 1996.

     E. Cadiz has performed preliminary due diligence in the form of a review of publicly-available information, and has executed a confidentiality agreement with Sun World to obtain access to non-public information to continue with its due diligence.

     F. Cadiz wishes to cause Sun World to modify the Current Plan in a manner which incorporates the terms and conditions of Exhibit A, or to sponsor a separate, competing plan of reorganization proposed by either Cadiz or the Committee which incorporates the material terms and conditions of such a modification of the Current Plan. Subject to the terms hereof, the Committee is willing to sponsor Cadiz as the Buyer in the modified Current Plan or a separate competing plan.

     In light of the foregoing, and in consideration of the premises and the mutual covenants herein contained, the Parties agree as follows:

1.   DEFINITIONS.

     When used in this Agreement, the following terms shall have the meanings set forth below. Undefined terms that are used in the Bankruptcy Code or Bankruptcy Rules shall be accorded the meanings given them in the Bankruptcy Code.

     1.1   BANKRUPTCY CODE means Title 11 of the United States Code
Section 101 et seq., as amended from time to time.

     1.2 CHAPTER 11 CASES means the proceedings for reorganization of Sun World under Chapter 11 of the Bankruptcy Code, which are currently procedurally consolidated under Case No. SB 94-23212 DN, U.S.B.C., C.D. Cal.

     1.3   COURT means the United States Bankruptcy Court for the
Central District of California or such other court as may exercise jurisdiction over the Chapter 11 Cases or any part thereof.

     1.4 EFFECTIVE DATE shall have the meaning ascribed to it in the Current Plan or in the New Plan, as applicable.

     1.5 FINAL ORDER means an order or judgment of the Court, as entered by the Clerk thereof on the docket in or related to the Chapter 11 Cases, the effect of which has not been stayed, and as to which the time to appeal or petition for review or rehearing has expired and from which no appeal or petition for review or rehearing has been filed, or from which any appeal or petition for review or rehearing has been finally determined or dismissed.

     1.6 NEW PLAN means the Current Plan, as modified by Exhibit A hereto or any plan of reorganization proposed by Cadiz or proposed by the Committee and supported by Cadiz that materially conforms to the Current Plan as modified by Exhibit A, together with any modification required to comply with the Code or that increases the prospects for confirmation and that does not have a material adverse effect on Cadiz .

     1.7 PLEADINGS means any and all pleadings, notices, reports, schedules, statements or other documents filed or lodged with the Court or the United States Trustee in connection with the Chapter 11 Cases or any adversary proceeding, contested matter or other request to the Court, whether commenced by complaint, motion, application or other similar document.

     1.8   SUN WORLD means Sun World International, Inc., Sun
World, Inc., Coachella Growers, Sun Desert, Inc., and AAI
Services, Inc.

2.   AGREEMENTS OF COMMITTEE.

     The Committee agrees, if Cadiz has deposited the Special
Deposit, and so long as this Agreement has not been terminated and Cadiz is not in default hereunder, as follows.

     2.1 LETTER OF SUPPORT. If, on or before January 12, 1996 Cadiz commits in writing to be the Buyer under the New Plan and to support confirmation thereof or to cause Sun World to modify the Current Plan to conform with the terms of Exhibit A or to sponsor a competing plan (which will be filed immediately after exclusivity is terminated) proposed by Cadiz or the Committee which will conform to the terms set forth in Exhibit A, subject to no contingency save material adverse change in the operations of Sun World, the Committee shall deliver a letter requesting that Sun World modify the Current Plan in accordance with Exhibit A hereto and designate Cadiz as the Buyer under the Sale Option under the New Plan (the "Letter of Support").

     2.2 EXCLUSIVITY AND NEW PLAN. If Sun World (i) refuses in writing to modify the Current Plan or to designate Cadiz as the Buyer under the Sale Option or (ii) has not agreed in writing to do so within fourteen (14) days of the delivery of the Letter of Support, then the Committee agrees to object to further extensions of exclusivity, and, if permitted by the Court, to propose the New Plan or to support the New Plan proposed by Cadiz.

     2.3   "NO SHOPPING".

           (a) The Committee shall not solicit any other proposals by third parties to act as Buyer under the Sale Option, to invest in Sun World, to purchase its assets or any substantial portion thereof, or to purchase the unsecured claims against Sun World (collectively, a "Competing Offer"). This section shall not restrict the Committee from any discussions with existing creditors and shareholders of Sun World over the terms of a consensual restructuring of claims under the Stand-alone Option under the Current Plan or any other plan.

           (b) Subject to Section 6.1 hereof, the Committee shall be permitted (but not required) to contact all entities with whom it has had discussions concerning a Competing Offer and all other parties in interest in these Chapter 11 Cases to advise them of the terms of this Agreement and of the restrictions that the Agreement imposes on the Committee.

           (c) The Committee shall notify Cadiz of all entities with whom the Committee has had communications concerning a Competing Offer and the substance and status of those communications. The Committee shall, within three (3) business days of its receipt by the Committee, provide Cadiz with copies of any written communication received by the Committee after execution of this Agreement concerning a Competing Offer.

           (d) The Committee shall be permitted to respond to communications, requests for information and inquiries concerning a Competing Offer and shall, at Cadiz' request, provide Cadiz with copies of all information furnished by the Committee in response to the communication.

           (e) Nothing in this Agreement shall require the Committee to disclose any information received or discussion held pursuant to any presently-existing confidentiality agreement, but the Committee shall not, from and after the effective date of this Agreement and continuing until it has been terminated, enter into any further confidentiality agreements which would limit the Committee's ability to provide information to Cadiz hereunder.

     2.4   COMMITTEE COOPERATION.

           (a) PLEADINGS. Pending confirmation of the Plan, the Committee shall furnish Cadiz with copies of all Pleadings received or initiated by the Committee in connection with the Chapter 11
Cases.

           (b) FINANCIAL INFORMATION. The Committee shall comply with Cadiz' reasonable requests for information concerning Sun World and its financial affairs, including analyses the Committee has performed with respect to the confirmability of a plan of reorganization or claims against third parties and any presently-existing or subsequently-prepared analysis of the claims against Sun World.

           (c) SUPPORT OF THE SALE AND THE PLAN. In the absence of an Overbid that complies with Section 5.1 hereof, the Committee shall support confirmation of the New Plan and/or implementation of the Sale Option with Cadiz as Buyer, shall recommend that unsecured creditors vote in favor of the New Plan and/or shall recommend that the New Plan under the Sale Option with Cadiz as Buyer be confirmed. The Committee shall take reasonable steps to assist Cadiz in securing the confirmation of the New Plan and/or approval and implementation of the Sale Option including, without limitation, filing pleadings in support of the New Plan or that advance the process of confirming the New Plan.

           (d) Notwithstanding any other provision of this Agreement, the Committee shall be permitted to object to the treatment afforded unsecured creditors under the Stand-alone Option under the Current Plan or the New Plan, and shall be permitted to take such acts, including negotiation, to obtain superior treatment for unsecured creditors under the Stand-alone Option.

3.   AGREEMENTS OF CADIZ.

     Cadiz agrees, so long as this Agreement has not been terminated and the Committee is not in default hereunder, as follows.

     3.1 SPECIAL DEPOSIT OF FUNDS. Concurrent with the execution of this Agreement, Cadiz shall deliver $1 million to the Committee, which shall be held in the client trust account of Sidley & Austin, to be disbursed in accordance with Section 4 of this Agreement (the "Special Deposit"). The Special Deposit shall not constitute an asset of Sun World, and shall not be subject to claims of Sun World's creditors save in accordance with Section 4 of this Agreement. (For purposes of clarity, any disposition of the Special Deposit shall include any interest actually earned thereon from and after the deposit.)

     3.2   PROPOSED TRANSACTION.

           (a) No later than January 12, 1996, Cadiz shall irrevocably (subject only to a material adverse change in Sun World's operations) and in writing request that Sun World modify the Current Plan to conform to the New Plan. Such a writing shall include Cadiz' commitment to perform the obligations of the Buyer under the New Plan and to satisfy the Feasibility Test.

           (b) If the Court permits the Committee to propose a plan, then Cadiz shall commit to support confirmation and act as Buyer under the Sale Option under the New Plan as proposed by the Committee (collectively, Cadiz' obligations under sections 3.2(a) and (b)are the "Firm Proposal").

     3.3   ABILITY TO PERFORM.

           (a) Cadiz shall keep the Committee apprised of all material developments concerning its ability to perform under the Firm Proposal and the New Plan and shall, at the Committee's request, provide written or oral reports addressing how much capital will be provided by Cadiz, the source of such funds, the steps taken to raise such funds, and future steps that will be taken to secure such funds and all material developments concerning Cadiz' ability to raise money and obtain the commitments required under the New Plan to pay Class
8 creditors, to provide seasonal crop financing, and to provide working capital to Sun World.(together, the "Feasibility Test").

           (b) If, at any point, the Committee believes that Cadiz has not demonstrated its ability to comply with the Feasibility Test, then the Committee shall be permitted to send Cadiz a notice of default. The Committee may, five (5) days after giving its notice of default, notice a termination of this Agreement if Cadiz has failed, within the five day notice of default period, to establish its ability to comply with the Feasibility Test. Either Party may, within the five day notice of default period, file a motion requesting that the Court determine, as a contested matter, whether Cadiz has established its ability to comply with the Feasibility Test. If such a motion is filed then termination of the Agreement shall not be effective until the motion has been resolved by a Final Order of the Court.

     3.4 DILIGENT PURSUIT OF CONFIRMATION. In the absence of an Overbid, Cadiz shall diligently support confirmation of the New
Plan and consummation and implementation of the Firm Proposal and shall diligently seek to comply with the Feasibility Test. Cadiz shall take reasonable steps to advance the confirmation of the New Plan including, without limitation, filing pleadings in support of the New Plan or that advance the process of confirming the New Plan.

     3.5 NO RELIANCE ON COMMITTEE. Cadiz acknowledges that it is not relying on and will not rely on financial information, assurances or representations provided by the Committee.

     3.6 CONFIDENTIALITY OF INFORMATION. Cadiz shall keep all information provided by the Committee private and confidential in accordance with confidentiality agreements to be entered into by the Parties.

4.   DISPOSITION OF THE SPECIAL DEPOSIT.

     4.1 DISPOSITION UPON CONFIRMATION OF THE NEW PLAN. If the New Plan is confirmed and consummated in accordance with the terms hereof and the Sale Option is implemented with Cadiz as Buyer, then the Special Deposit shall be disbursed to reorganized Sun World or Cadiz on the Effective Date of the New Plan.

     4.2 DISPOSITION TO CADIZ. The Special Deposit shall be disbursed to Cadiz if any of the following takes place or fails to take place, as the case may be:

           (a) Cadiz does not make a Firm Proposal by January 12, 1996 because its due diligence reveals that the financial information contained in Sun World's [Proposed] Disclosure
Statement Dated November 16, 1995 is materially inaccurate.

           (b) The Court has not approved this Agreement by Final Order entered by January 12, 1996.

           (c) The New Plan is not confirmed by Final Order entered prior to June 30, 1996 (or such later date which the Committee may from time to time designate in writing) and Cadiz has complied with all of its obligations hereunder.

           (d) Cadiz terminates the Agreement on account of a material default by the Committee.

           (e) Cadiz withdraws the Firm Proposal after a material adverse change in Sun World's operations.

           (f) The New Plan is confirmed with an Overbid or with the Stand-alone Option.

           (g) The New Plan is not confirmed solely because (i) the Claims Estimation Order estimates the ultimate amount of allowed Class 8 claims to exceed $32 million, and (ii) the Committee invokes option (x) on Exhibit A.

     4.3   DISPOSITION TO UNSECURED CREDITORS.

           (a) GROUNDS FOR DISPOSITION OF THE SPECIAL DEPOSIT TO UNSECURED CREDITORS. If any of the events described in this section takes place or fails to take place, as the case may be, then the Special Deposit shall be disbursed to unsecured creditors in accordance with Section 4.3(b) hereof.

                 (i) The Committee terminates this Agreement on account of a material default by Cadiz.

                 (ii)   Cadiz fails to make a Firm Proposal by
January 12, 1996 and Section 4.2(a) does not apply.

                 (iii) Cadiz withdraws a Firm Proposal and there has been no material adverse change in Sun World's operations.

                 (iv) Sun World declines to designate Cadiz the Buyer under the Sale Option and Cadiz does not support termination of exclusivity, does not support the New Plan with the Committee or withdraws its support of the New Plan when there has been no material adverse change in Sun World's operations.

                 (v)    The New Plan is not confirmed by Final
Order entered prior to June 30, 1996 (or such later deadline as the Committee may from time to time designate) and Cadiz has not complied with all of its obligations hereunder.

                 (vi) Cadiz materially alters its Firm Proposal without consent or agreement from the Committee. (For these purposes, a material alteration shall include any cap on or reduction in the amount paid to Class 8 Creditors or any increase in the amounts paid or benefits provided to members of Classes 9-10 (other than an increase that is attributable to an increase in the value of Cadiz' stock).)

                 (vii) Cadiz declines to make non-material changes in the terms of the Firm Proposal or to consent to non-material modifications to the Current Plan or to the New Plan that increase the prospects for confirming the Plan and implementing the Sale Option.

                 (viii) Cadiz fails to raise or to commit the funds required to confirm the New Plan or to comply with the Feasibility Test. It is expressly acknowledged that, from and after making a Firm Proposal, Cadiz assumes the risks associated with raising the funds required to confirm the New Plan and to implement the Sale Option such that, in the absence of a material adverse change in Sun World's operations, any failure by Cadiz to raise the funds required to implement the Sale Option by the Effective Date shall result in a disposition of the Special Deposit to unsecured creditors.

           (b) MECHANICS FOR DISTRIBUTION TO UNSECURED CREDITORS. If the Special Deposit is to be distributed to unsecured creditors, then this section 4.3(b) shall apply.

                 (i) As and when all unsecured claims that were filed or deemed filed against Sun World in the Chapter 11 Cases have been and are allowed, then the Special Deposit (after deduction of expenses associated with the distribution) shall be distributed pro rata to holders of all allowed unsecured claims (excluding Sun World or any direct or indirect wholly-owned subsidiary), and the claims of all recipients of the distribution shall be reduced, dollar-for-dollar, by any such payment.

                 (ii)   Any reasonable and necessary expense
associated with the distribution to unsecured creditors may be deducted from the Special Deposit.

                 (iii)  As and when the Special Deposit is
distributed to unsecured creditors, Cadiz shall have an allowed unsecured claim against Sun World in the amount so disbursed.

           (c) If there is a dispute over the Special Deposit or any part thereof, the Committee and/or Sidley & Austin shall be permitted to interplead the Special Deposit (or portion in dispute) with the Court. The Committee and/or Sidley & Austin shall be permitted to satisfy its reasonable attorneys fees and costs in such an interpleader action from the Special Deposit. The Court shall have sole jurisdiction over any such interpleader action or any other dispute relating to the Special Deposit or its disposition.

5.   OVERBIDS/EXPENSE REIMBURSEMENT.

     5.1   AMOUNT OF OVERBIDS. The Parties agree to the following
overbid procedure and will seek Court approval thereof. Any overbid ("Overbid") must be presented in writing to the Court and served so that it is received by counsel to the Committee, the United States Trustee,
Sun World, Howard Marguleas, John Hancock Mutual Life Insurance
Company and Caisse Nationale de Credit Agricole no later than (5)
business days prior to the commencement of the hearing on confirmation of the New Plan. It should be accompanied by evidence demonstrating an ability to timely perform the obligations to all constituencies
and consummate the proposed sale or other transaction.   Any Overbid
must be determined by the Court to have an aggregate value of not less than $4 million more than the Firm Proposal by Cadiz, of which not less than the greater of $3.5 million or 87.5% of the excess value shall be additional consideration to Class 8 creditors, up to the allowed amount of unsecured claims plus post-petition interest, if allowed.

     5.2 EXPENSE REIMBURSEMENT. The Parties agree to the following protections for Cadiz in the event of an Overbid and will seek Court approval thereof. The Committee acknowledges that, in making its proposal, Cadiz is contributing significant value to the estates and unsecured creditors. Accordingly, if Cadiz makes a Firm Proposal and, while the Firm Proposal has not been withdrawn and the Agreement has not been terminated and Cadiz is not in default hereunder, there is a successful Overbid, then Sun World shall reimburse Cadiz for its reasonable and actual third-party charges, up to $1 million, incurred in connection with the preparation and pursuit of its Firm Proposal. Such charges shall include, without limitation, attorneys' fees, investment banking fees and accounting fees and expenses, but shall exclude any charge for the time and services of Cadiz employees.

6.   COURT APPROVAL AND CONFIDENTIALITY.

     6.1 The Committee agrees not to disclose the consideration promised to Class 8 creditors under this Agreement and the New Plan (including the Special Deposit) until December 22, 1995, provided that the Committee shall be permitted to disclose and discuss all terms of this Agreement with any party to whom Cadiz has disclosed the consideration promised to Class 8 creditors or the Special Deposit. Cadiz shall promptly notify the Committee in writing of any entities to whom it has disclosed such matters.

     6.2 The Committee shall file a motion seeking court approval of this Agreement no earlier than December 22, 1995, and shall seek a hearing date on December 29, 1995, to enable Cadiz to meet with other creditors before the terms of this Agreement become public.

7.   REPRESENTATIONS; WARRANTIES; AND FURTHER AGREEMENTS.

     7.1 Cadiz represents, warrants, acknowledges and agrees that it has authority to enter into this Agreement and to consummate the transactions contemplated hereby.

     7.2 The Committee represents, warrants and acknowledges that it has authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject only to approval by the Court.

     7.3 The Parties have consulted with counsel and relied upon counsel's advice in connection with the negotiation and execution of this Agreement. The Parties have negotiated this Agreement freely such that there is no implication that any Party is the author hereof in a fashion that would result in the Agreement being construed against such Party.

8.   TERMINATION; EXCUSE FROM PERFORMANCE; REMEDIES.

     8.1   BY CADIZ. Cadiz may declare this Agreement terminated:

           (a) By written notice to the Committee if any of the conditions precedent to the effectiveness of the Sale or of the New Plan (as contained in the New Plan) become incapable of satisfaction and such condition has not been waived by Cadiz;

           (b) If the Court enters an order dismissing the Chapter 11 Cases or converting the Chapter 11 Cases to Chapter 7 of the
Bankruptcy Code, or appoints a trustee;

           (c) By written notice to the Committee if the Committee fails to perform its obligations hereunder in a manner that deprives Cadiz of the benefit of its bargain; or

           (d) By written notice to the Committee if Sun World withdraws or declines to propose the New Plan and the Committee is not permitted to file the New Plan.

     8.2   BY THE COMMITTEE. The Committee may terminate this
Agreement by written notice to Cadiz upon the occurrence of any of the following:

           (a) It is or becomes unlawful or in violation of any ruling, regulation or request of a governmental authority to perform any material obligation of Sun World or of the Committee under this Agreement;

           (b) The Court enters an order to dismiss the Chapter 11 Cases or to convert the Chapter 11 Cases to cases under Chapter 7 of the Code, or appoints a trustee;

           (c) Cadiz fails to perform its obligations hereunder in a manner that deprives the Committee of the benefit of its bargain;

           (d) The Court has failed to approve the Agreement by Final Order entered by January 12, 1996.

     8.3 COURT APPROVAL. In the event either Party seeks to terminate the Agreement, the Party so seeking shall be permitted, but not required, to commence a proceeding in the Court to establish the grounds for termination. The Parties agree that such a proceeding may be commenced by way of motion and prosecuted as a contested matter.

     8.4 REMEDIES FOR BREACH. The sole remedy of one Party to this Agreement for the breach or default by the other Party or for the failure by the other Party to perform its obligations hereunder shall be to terminate this Agreement and all then-unperformed obligations thereunder, except as provided in this Section. The provisions of Section 4 shall survive any termination of the Agreement, and shall control the disposition of the Special Deposit. Neither Party shall be entitled, in law or in equity, to any remedy of damages. In particular, without limiting the generality of the foregoing, Committee members, agents and professionals shall not be individually or personally liable to Cadiz in connection with the Committee's obligations under this Agreement. The Parties consent to the jurisdiction of the Court to enforce the terms of this Agreement, including entry of orders to compel one or both of the Parties to perform in accordance with the terms hereof. Other than as set forth above, the Parties agree that termination of this Agreement is an adequate remedy for any breach or failure to perform by any other party hereto.

9.   MISCELLANEOUS.

     9.1 AMENDMENT AND WAIVER. This Agreement may not be amended except by an instrument in writing signed on behalf of the Committee and Cadiz. Any agreement on the part of any Party hereto to any such amendment or waiver shall be valid only to the extent set forth in such instrument of amendment. Amendments and waivers shall be effective upon receipt of facsimile signatures so long as original signatures are subsequently provided in the ordinary course of business.

     9.2 HEADINGS. Headings and captions in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.3 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective assigns only. The Parties do not intend, and expressly disavow, any intention to enter into this Agreement for the benefit of a third party.

     9.4 ASSIGNMENT. This Agreement may not be assigned by any Party without the written consent of the other Parties hereto.

     9.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which so executed shall be deemed to be an original; but such counterparts together shall constitute but one and the same instrument.

     9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to principles of conflict of laws. The parties hereto agree to submit to the sole jurisdiction of the Court in any action or proceeding arising out of or relating to this Agreement.

     9.7 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable,
(i) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     9.8 NOTICES. Any notice or communication hereunder may be given by hand delivery, by certified mail (return receipt requested), by overnight courier or by telecopy. Any such notice or communication shall be deemed given only upon actual receipt thereof by the addressee at the address or telecopy number set forth below.

     If to the Committee:     Michael D. McKee
                              Executive Vice President
                              The Irvine Company
                              550 Newport Center Drive, 9th Floor
                              Newport Beach, CA 92660
                              Telecopy: (714) 720-2810

     with a copy to:          Richard W. Havel, Esq.
                              Sidley & Austin
                              555 West Fifth Street, Suite 4000
                              Los Angeles, CA 90013
                              Telecopy: (213) 896-6600


     If to Cadiz:             Keith Brackpool
                              Chief Executive Officer
                              Cadiz Land Company, Inc.
                              10535 Foothill Blvd., Suite 150
                              Rancho Cucamonga, CA 97730
                              Telecopy: (909) 980-6738

     with a copy to:          Dale Miller, Esq.
                              Miller & Holquin
                              2029 Century Park East, Suite 1060
                              Los Angeles, CA 90067
                              Telecopy: (310) 557-2205

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

                             CADIZ LAND COMPANY, INC.
                             a Delaware Corporation


                             By: /s/ Keith Brackpool
                                 ---------------------------
                                 Keith Brackpool
                                 Chief Executive Officer


                             THE OFFICIAL COMMITTEE OF CREDITORS
                             HOLDING UNSECURED CLAIMS


                             By: /s/ Michael D. McKee
                                 ---------------------------
                                 Michael D. McKee
                                 Chairman



                      EXHIBIT A -- PLAN SUMMARY


     1.   p. 39, the treatment of Credit Agricole under the Sale
Option shall be amended to provide as follows:

          In the absence of agreement with Credit Agricole, Credit Agricole shall receive no worse treatment than proposed under
Article IV of the Plan, and the words "provided that the lien on personal property shall be subordinate to the lien of the Seasonal Lender" shall be deleted.

     2. p. 39, the first paragraph describing the treatment for Class 8 creditors shall be deleted and replaced with the following:

           1. At each creditors' option, either (i) a note issued by reorganized Sun World in the allowed amount of such claim paying interest at 8%, with interest-only for three years, and the principal thereof paid in equal installments during the fourth through seventh years or (ii) either (u) 60% of the allowed amount of such creditor's claim in cash upon the Effective Date or (v) an amount in accordance with the following paragraph.

          2.a.   In connection with confirmation of the New Plan,
the Parties shall seek a Court order estimating the ultimate amount of the allowed Class 8 claims. If the Court determines by entry of a Final Order (the "Claims Estimation Order") that the estimated ultimate amount of the allowed Class 8 claims (excluding claims of insiders, as described below) exceeds $32 million (the "Claims Estimate"), then (i) Cadiz shall have the right, within five (5) business days after the Claims Estimation Order becomes a Final
Order, by written notice to the Committee and other parties in interest, to agree to pay all Class 8 creditors 60 cents per dollar of allowed claim. If Cadiz does not timely send such a written notice, then the Committee shall have the right, by written notice provided to Cadiz and other parties in interest within ten (10) business days after entry of the Final Order, either (x) upon such notice, disclosure and/or resolicitation as the Committee may deem appropriate or the Court may order, to terminate this Agreement (thereby entitling Cadiz to a return of the Special Deposit) and thereby prevent confirmation of the New Plan absent compliance with
Section 1129(b) of the Bankruptcy Code, or (y) to agree to accept, on behalf of Class 8 creditors, $19 million (or such other greater amount as Cadiz may agree to provide), to be shared pro rata among all allowed Class 8 claims. If no timely notice is sent, then the Committee shall be deemed to have made a notice in accordance with option (x). Pending the sending and receipt of notices permitted by this paragraph, no order confirming the New Plan shall be entered.

          b. If the Committee timely sends a notice selecting option (y), then the Committee shall continue post-confirmation at the expense of reorganized Sun World for the purpose of objecting, along with reorganized Sun World, to disputed Class 8 claims and shall be given the power as representative of the estate along with reorganized Sun World under section 1123(b)(3)(B) of the Bankruptcy Code to assert defenses to claims and counterclaims thereto, including those that arise under Sections 544-550 of the Bankruptcy Code, and reorganized Sun World shall provide all information required by the Committee to interpose such objections and pursue such counterclaims. If the Committee continues to exist after the order confirming the New Plan is a Final Order, then, upon entry of a Final Order determining that the total amount of allowed Class 8 claims will not exceed $32 million, the Committee shall be disbanded and its powers as representative of the estate transferred to reorganized Sun World.

          c. For purposes of these sections 2 and 3 only (and not for purposes of section 1), Class 8 claims shall exclude any and all claims held by insiders of Sun World. For these purposes, a claim by an insider shall include any and all claims asserted by any entity who falls within the definition of "insider" under the Bankruptcy
Code, to the extent such claim arose while the entity was an insider or is based upon an agreement executed while the entity was an insider.

     3. In addition to the rights in section 2, if the Committee determines, after due consideration of the written claims analyses which have disclosed to Cadiz, that the Committee's Claims Estimate exceeds $32 million, then the Committee may send a notice to Cadiz setting forth that fact and the basis therefore. Within five (5) business days after receiving such notice, Cadiz may, by written notice to the Committee, agree to pay all allowed Class 8 claims
60 cents per dollar of allowed claim. If Cadiz does not timely send such a written notice, then the Committee shall have the right, by written notice provided to Cadiz within ten (10) business days after first sending the notice to Cadiz, either (x) upon such notice, disclosure and/or resolicitation as the Committee may deem appropriate or the Court may order, to terminate this Agreement, or
(y) to agree to accept, on behalf of Class 8 creditors, $19 million (or such other greater amount as Cadiz may agree to provide), to be shared pro rata among all allowed Class 8 claims. If no timely notice is sent, then the Committee shall be deemed to have made a notice in accordance with option (x). Pending the sending and receipt of notices permitted by this paragraph, no order confirming the New Plan shall be entered.

3. p. 40, the description of treatment for Classes 9 and 10 shall be deleted and replaced with the following:

     The total consideration to holders of claims or interests in Classes 9 and 10 paid from Reorganized Sun World or Cadiz shall be not more than $10 million in value, based upon the face value of the consideration and based upon the value of Cadiz stock as of December 5, 1995, in the form of convertible promissory notes issued by Cadiz, to be allocated among the members of such Classes in accordance with an agreement involving the members of such Classes, settlement or Court order.

4. p. 41, "Litigation Recoveries" shall be amended to provide that all Litigation Recoveries shall be Retained Claims.